Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 1, 2010, with respect to the consolidated financial statements, and internal control over financial reporting of Rubicon Technology, Inc. appearing in the 2009 Annual Report of Rubicon Technology, Inc. to its shareholders included in the Annual Report on Form 10-K for the year ended December 31, 2009, which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Madison, Wisconsin

June 2, 2010